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                                                     Stan Lampe
                                                     (606) 329-4061 - Office
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                                                     FOR IMMEDIATE RELEASE
                                                     November 1, 1996


Ashland Inc. receives board nominations

Ashland, Ky. -- Providence Capital,  Inc., a New York-based financial firm and a stockholder of record of 100 Ashland Inc. (NYSE:ASH) common shares, has given formal notice to Ashland that they have nominated three individuals for election to Ashland's board of directors at the 1997 annual shareholders meeting, to be held on Jan. 30, 1997.
         Providence Capital identified the nominees as: Lawrence G. Schafran, chairman of the executive committee of the Dart Group
Corporation, Landover, Md.; Kenneth A. Bouldin, president and chief executive officer of Economic Technology Solutions, Inc., Nashville, Tenn.; and Robert J. Slater, president, Jackson Consulting, Inc., New Canaan, Conn.
     Ashland Inc. is a large energy and chemical company engaged in petroleum refining and marketing; coal; highway construction; and oil and gas exploration and production. Ashland Chemical is the largest distributor of chemicals and plastics in North America and a leading supplier of specialty chemicals worldwide. Ashland's major consumer brands include Valvoline-R- motor oils, Zerex-R- antifreeze and Pyroil-R- automotive chemicals. As one of the largest independent refiners in the nation, Ashland is also a leading regional gasoline marketer, with products marketed under the SuperAmerica-R- and Ashland-R- brand names.

     Ashland's Internet address is http://www.ashland.com

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